Exhibit 99.1

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com News Release

HP Announces CEO Succession Enrique Lores appointed President and CEO of HP Inc. effective November 1, 2019 Dion Weisler to step down while remaining a director on the company’s board

Editorial contacts HP Inc. Media Relations MediaRelations@hp.com HP Inc. Investor Relations InvestorRelations@hp.com

PALO ALTO, Calif., August 22, 2019 — HP Inc. (NYSE: HPQ) today announced that its board of directors has unanimously appointed Enrique Lores, currently President of HP’s Imaging, Printing and Solutions business, to succeed Dion Weisler as the company’s President and CEO, effective November 1. Weisler’s decision to step down at this time is due to a family health matter and he will be returning home to Australia. He will work with Lores to ensure a seamless transition and will remain at the company through January 2020. Following this, Weisler will continue to serve on HP’s board of directors until the next annual meeting of stockholders.

Weisler joined HP in 2012 and has served as President and CEO since 2015. HP has added approximately $7 billion in annual revenue, generated over $13 billion in free cash flow, and has met or exceeded its non-GAAP EPS guidance for 15 consecutive quarters since separation.

“Serving as CEO of HP is the highlight of my career, and I want to thank the entire HP team for the support they have shown me. I’m incredibly proud of what we have achieved and equally confident in where we are heading as a company,” said Weisler. “Enrique has been a tremendous partner whose leadership has been instrumental in setting this company up for success and delivering on our strategy. He is one of the smartest people I know, and I have great confidence in his ability to lead and inspire the next chapter of HP’s transformation and growth.”

“On behalf of the board, we respect Dion’s decision to support the needs of his family,” said Chip Bergh, chair of HP’s board of directors. “We thank him for leading HP post-separation, building a strong team and restoring the company to drive strong shareholder value creation over the last four years.”

Bergh added, “Enrique is an inspiring and proven business leader and is the right person to lead HP into the future. Since the time of separation, the board has had an ongoing and diligent succession planning process that included vetting and benchmarking internal and external candidates. Through this rigorous process, Enrique emerged as the board’s unanimous choice as successor and we are confident he will build on the company’s progress and capitalize on new opportunities.”

Lores is one of HP’s most accomplished and multi-faceted leaders. He began his HP career 30 years ago as an engineering intern and has risen to increasingly prominent leadership positions across the company’s Print, Personal Systems and Services businesses. From his technical roots, he has developed broad leadership expertise and relationships working at the country, region and worldwide level. Throughout his career, Lores has been known for his relentless focus on serving customers and partners and his passion for driving innovation.

During the separation of Hewlett-Packard Company in 2015, Lores was a key architect of one of the largest and most complex corporate separations in business history and successfully led the Separation Management Office. He was instrumental in transforming HP’s cost structure while simplifying the organization and creating the capacity to invest in innovation to drive profitable top and bottom-line growth.

Since 2015, Lores has served as President of HP’s Imaging, Printing and Solutions business, which had revenues of over $20 billion for fiscal 2018 and has consistently outperformed the company’s printing peer set. He continues to reinvent HP’s Print business with a focus on differentiated innovation, business model transformation and strategic M&A – including HP’s acquisition of Samsung’s printer business in 2017 – while fostering important ecosystem partnerships and demonstrating an industry-leading commitment to sustainable impact and the environment.

Over the past year, Lores has been working with the HP board on a comprehensive global review of the company’s strategy and business operations, with a focus on simplifying its operating model, evolving its business models and driving significant improvement in its cost structure while making the company more digitally enabled and customer-centric. Lores will provide more details on this work and his vision for the company on October 3 during HP’s investor update.

“Thirty years ago, I was drawn to HP by the company’s unique ability to bring out the best of humanity through the power of technology,” said Lores. “The opportunities ahead are vast and the need for us to keep reinventing is more important than ever. I continue to be inspired by our customers, partners and employees, who are turning bold ideas into meaningful innovations. This is where we will set our sights for the future.”

HP will host a conference call to discuss this news and review separately announced financial results for the third fiscal quarter ended July 31, 2019 on Thursday, August 22, 2019 at 5:00 p.m. ET / 2:00 p.m. PT. The webcast will be available at www.hp.com/investor/2019Q3Webcast.

About HP Inc.

HP Inc. creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP Inc. is available at http://www.hp.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP Inc. (“HP”) and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of HP for future operations; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; risks related to hiring and retaining key employees; and other risks that are described in HP’s SEC reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2018, HP’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2019 and April 30, 2019, and HP’s other filings with the Securities and Exchange Commission. HP assumes no obligation and does not intend to update these forward-looking statements. HP’s Investor Relations website at http://www.hp.com/investor/home contains a significant amount of information about HP, including financial and other information for investors. HP encourages investors to visit its website from time to time, as information is updated, and new information is posted.

MEDIA CONTACTS: Jeff Dahncke Jeff.dahncke@hp.com HP Media Relations MediaRelations@hp.com